SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. __)

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☑	Soliciting Material Pursuant to Section 240.14a-12
Aspect Communications Corporation
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Notes:

     On the evening of July 25, 2005, Aspect Communications Corporation (the “Company”) posted to the Company intranet the following employee Question and Answer documents accessible through a hyperlinked cover page consisting of an index, an explanation of the index and the following legends:
Aspect has filed a preliminary proxy statement and other documents regarding the proposed transaction described in this document with the Securities and Exchange Commission. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND SUCH OTHER MATERIALS BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT ASPECT AND THE PROPOSED TRANSACTION. A definitive proxy statement will be sent to shareholders of Aspect seeking their approval of the transaction. Investors and shareholders may obtain a free copy of the definitive proxy statement (when available) and other documents filed by Aspect with the SEC at the SEC’s Web site at www.sec.gov. In addition to the proxy statement, Aspect files annual, quarterly, and special reports, proxy statement and other information with the Securities and Exchange Commission. Investors and security holders may obtain a free copy of the proxy statement and any other documents filed by Aspect free of charge at the Securities and Exchange Commission’s Web site at http://www.sec.gov and directly from Aspect by directing a request to Aspect Investor Relations at 408-325-2200.
Aspect’s directors and executive officers may be deemed, under Securities and Exchange Commission rules, to be participants in the solicitation of proxies from the Aspect shareholders in connection with the proposed transaction. Information about Aspect’s directors and officers can be found in Aspect’s Proxy Statements and Annual Reports on Form 10-K filed with the SEC. Additional information regarding the interests of those persons may be obtained by reading the proxy statement and other documents regarding the proposed transaction when they become available.

QUESTIONS & ANSWERS
Human Resources – Stock
Last Updated: 7.25.05
I hold some Aspect share certificates that were issued before we moved to an electronic shares account. Do I need to have the shares registered in a trading account to automatically receive the $11.60 per share cash payout? NEW – 7.25.05
For now, you don’t need to do anything with the stock certificates you currently have. Each share of Aspect common stock held as of the closing date of the transaction shall be automatically converted into the right to receive an amount in cash equal to $11.60 per share. Assuming the transaction closes, specific instructions on how to surrender your stock certificates and redeem your Aspect shares for cash with the exchange agent will be provided by EquiServe, our transfer agent.
I have newborn stock awards with myself as custodian. What will happen to these shares after the merger? NEW – 7.25.05
The newborn stock awards are treated like all other shares of Aspect common stock. Each share of Aspect common stock held as of the closing date of the transaction shall be automatically converted into the right to receive an amount in cash equal to $11.60 per share. Assuming the transaction closes, specific instructions on how to surrender your stock certificates and redeem your Aspect shares for cash with the exchange agent will be provided by EquiServe, our transfer agent.
I hold Aspect shares purchased through the ESPP. Do I need to do anything to receive the $11.60 per share or will these shares be automatically converted to cash?
No, you do not need to take any action. Each share of Aspect common stock held as of the closing date of the transaction shall be automatically converted into the right to receive an amount in cash equal to $11.60 per share. We will provide you with specific instructions on how to redeem your Aspect shares for cash with the exchange agent in the near future.
Do the stock trading blackout restriction end once we have issued our Q2 earnings release?
Yes. For those people to whom the stock trading blackout policy applies, the trading window will re-open as normal two full trading days following the release of our final Q2 earnings release. Those employees will be able to perform same day option sales and ESPP sales thereafter until the trading window closes again (currently scheduled for September 16, 2005).

What will happen to my stock options?
Prior to the closing of the merger (the “Closing Date”), you can exercise your vested stock options in accordance with their terms, subject to the normal blackout restrictions. Immediately prior to the Closing Date, all outstanding unvested options will be accelerated and become vested and exercisable in full. For example, if you have an option grant of 1,000 options and 250 of those options are vested under the vesting schedule set forth in your option agreement, the remaining 750 options will become vested immediately prior the Closing Date. All outstanding unexercised options with an exercise price that is less than $11.60 will then be cashed out at $11.60 per share less the exercise price (and applicable tax withholdings). For example, if you have 100 stock options at $5.50 per share, you will be cashed out at $6.10 per share ($11.60 less $5.50) for a total payment of $610.00 less applicable tax withholdings.
Does the option acceleration include all options granted in 2005?
Yes. Immediately prior to the Closing Date, all outstanding options will be accelerated, including those granted in 2005.
What if my options are priced at $11.60 or higher?
Because the exercise price is greater than the $11.60 stock purchase price being paid by Concerto, these options will not receive a cash payout. When the merger is closed, the options that are priced at $11.60 or higher will be cancelled.
Will I be able to exercise my options prior to the close of the deal?
Yes. Prior to the close of the merger, you will still be able to exercise your vested options using your E*TRADE account if you are not under the corporate trading restrictions. Please note that this does not apply to unvested options that would be accelerated as a result of the closure of the merger because the acceleration does not happen until immediately prior to the close of the merger.
Will all vested (including accelerated) options automatically be cashed out when the deal is closed or will employees need to perform the exercise through their E*TRADE account?
All vested, in-the-money options will automatically be canceled in exchange for a cash payment as described above, but you will need to complete some paperwork in advance to coordinate payment logistics. More information on this administrative process will follow shortly. Please note the administrative process may be different from options vested through the closing date and the accelerated portion.
How will the proceeds from stock options be treated on a tax-basis?
Tax implications vary by state and country. Please consult with your personal tax advisor to discuss your specific tax situation.
Can the proceeds from stock sales be rolled over into the 401(k) plan tax free?
Because of specific regulations governing 401(k) plans, you are unable to roll over the proceeds from your stock sales into your 401(k) plan.

What will happen to the money I have contributed to the current ESPP period (February ’05 – August ‘05)?
The current ESPP offering period will operate as usual. Unless you choose to withdraw your contributions prior to the purchase of the shares, your contributions will be used to purchase stock at the end of the offering period under the same terms and conditions that apply under the plan today.
Will Aspect still offer the ESPP for the next purchase period (August ’05 to February ’06)?
No. The ESPP will be suspended immediately following the August 15, 2005 offering period. In accordance with the Merger Agreement, no further offering periods will occur under the ESPP while the transaction is pending and, if the merger closes as expected, the ESPP will be terminated at the closing. The February 16, 2005 – August 15, 2005 purchase period is currently expected to be the final purchase period under the ESPP.
Will there be anything to replace the ESPP?
At this time, Concerto does not offer a similar plan to Aspect’s ESPP due to its private company status.
Is it possible to convert Aspect shares to Concerto shares?
No. Because Concerto is a privately held company and Concerto is paying cash for Aspect shares, you are unable to convert Aspect shares.

QUESTIONS & ANSWERS
Human Resources – General Information
Last Updated: 7.25.05
How will becoming a privately held company affect the use of stock options? What long term incentives will be offered by the combined company? NEW – 7.25.05
Long term incentives are an important component of Aspect’s and Concerto’s philosophies and compensation packages. It is anticipated that every individual in the combined company will be granted stock options in the combined company. However, until the integration planning is complete, we are unable to determine the specific stock option grants that will be offered.
Will Aspect’s Easy Match program continue if the merger is finalized? If not, what is the deadline for 2005 contributions that will be matched? NEW – 7.25.05
We do not know what the impact will be on the Easy Match program. As additional details become available, we will keep you informed.
Will I retain my seniority date?
To the extent permitted by the benefit and insurance plans offered to employees after the closing, employees will generally receive credit for prior service with Aspect for the purposes of eligibility, vesting and benefit levels, unless such credit would result in duplication of benefits. Details regarding benefits to be offered to Aspect employees will be determined prior to the closing date.
Will Work at Home options be available?
Work at home options will be considered on a case-by-case basis at the discretion of the employee’s direct manager with approval from the functional Vice President.
Can you post the Concerto employee handbook?
We are unable to post the Concerto employee handbook until the merger is closed.
What will happen to employee services (e.g., company store, fitness center) when the merger is finalized?
Employee services will continue to be provided at least until the merger is closed. Continuation of these services after the merger is closed will be determined during the integration planning phase. We will update you when final decisions are made.
Does Concerto have a training and development group that creates and facilitates internal training for individual contributors and managers?
Each function provides technical training for employees to ensure that knowledge and skills are up-to-date for each employee to be successful in his/her role. At the corporate level, education to enhance management and personal skills will be based on the company’s core competencies: Teamwork & Collaboration, Planning & Productivity, Business Awareness, Initiative & Leadership and Communication.

Will the new company continue with the Green Card process for employees whose process was already started by Aspect?
Employees who are in the Green Card process and who are hired by the new company will continue their green card process, to the extent necessary.
How will the merger impact our negotiated contracts with travel vendors?
Until the merger is closed, each company is a separate company and therefore will continue to use its own travel vendors. At this time, we do not know what impact the merger will have on our travel-related contracts. Over the coming weeks we will be evaluating the capabilities of the existing travel agencies, as well as other potential vendors. We will seek to negotiate the best rates possible with all of our travel vendors based upon the combined company volume, after the merger is closed.
Will all recruitment now cease?
Consistent with carefully matching our expenses with our revenues, we will be reviewing all open requisitions and pending offers carefully.
Will employees have to relocate?
It is too early to say what will happen to individual employees. Aspect and Concerto have developed a particularly keen acumen for operating with distributed and virtual workforces. We’ll communicate this information as it becomes available.
What will happen to Aspect’s Sons and Daughters scholarship program?
At this time, we do not have an answer to the impact to the scholarship program. As soon as we have a definitive answer, we will let you know.
How do you plan to raise morale if people lose identity within the combined company?
One of the key goals of the integration planning will be to develop well thought out plans to ensure a smooth and seamless integration including building a new culture and identity for the combined company. The existing Concerto and Aspect cultures are more similar than different and both companies have been pursuing similar visions and goals. We expect that these similarities will make the combination of people, process, and technologies easier.

QUESTIONS & ANSWERS
Company – General Information
Last Updated: 7.25.05
Is there any intention to bring the resulting company public? NEW – 7.25.05
With the commitment from its investors and focus on its business, Concerto management believes very strongly that they have created a platform for being able to successfully execute its business strategy. The Transaction with Aspect is a significant part of the strategy. Concerto management feels that they can make solid steps toward improving its business capacity, market penetration/reach and capabilities, all of which will enhance the value of the combined company. At this point in time, management believes that a public offering is the most likely outcome for Concerto, but there are no specific plans at this time to begin the exercise of taking Concerto public. The primary focus for the remainder of 2005 and 2006 will be the successful execution of the merger with Aspect and taking the steps that are necessary to prepare Concerto to be in a position to go public when and if it is decided that this would be the best outcome for all of its share and stock option holders.
Is it OK for us to contact people at Concerto to find out what their organizational structures/departments consist of? NEW – 7.25.05
It is not appropriate for individuals to contact Concerto employees for any reason unless authorized by your EMC member. Aspect and Concerto have defined an integration planning process. By following this process, we will ensure that the right people are engaged at the right time.
What are Aspect’s prospects if the merger is not approved? NEW – 7.25.05
If the merger is not approved, Aspect will continue as a publicly held company.
Have we established corporate level Q3 goals? NEW – 7.25.05
Our corporate level initiatives are established for the entire fiscal year. As we cascade our initiatives throughout the organization, goals are established for shorter time periods, typically 6 months – 1 year at the LOB level, and quarterly at the Director level and below. Please work within your manager to understand the Q3 goals within your area of responsibility.
Should we be starting our new quarterly goals for Q3? NEW – 7.25.05
Yes. It is important that we continue to conduct business as usual. Setting goals is critical to ensure that we all stay focused on our Q3 deliverables.
How will the pending lawsuit affect the merger? What will happen if it becomes a class-action lawsuit? NEW – 7.25.05
As of July 22, 2005, two lawsuits have been filed challenging the merger, purporting to be class-action lawsuits. Aspect believes they are without merit and intends to defend them vigorously.

We have been told to continue operating as “Business as Usual”; however, projects, requisitions, etc., have been put on hold. Where does “Business as Usual” apply? NEW – 7.25.05
It is critically important that we continue to operate as “Business as Usual” for two reasons: 1) We need to achieve certain financial targets for the agreement to close, 2) if the agreement does not close, we need to be well-positioned for strong results in Q3 and Q4, and moving ahead. There will be projects that are put on hold due to our ongoing efforts to tightly manage expenses; however, it is important that we stay focused on delivering against our Q3 goals and initiatives.
Can you provide greater detail about why the merger is beneficial to Aspect given the degree of overlap of our product offerings?
More detail will be forthcoming when Aspect files its proxy statement with the Securities and Exchange Commission and we encourage you to read this document.
What are the benefits of going from a publicly traded company to a private company?
There are many business books written on this topic, so this discussion is not intended to be exhaustive, nor discuss the benefits of being a publicly traded company. Three benefits often cited are (1) private companies generally are not required to publicly disclose their financial information. Therefore competitors will have less information to use as part of their competitive intelligence. (2) Because results are not released quarterly, companies are able to focus on longer-term business investments and results rather than short-term or quarterly results. (3) The actual costs and amount of time associated with preparing and filing results and ensuring proper compliance with SEC and NASDAQ rules is significant.
What is the integration process? Can you provide us with a detailed timeline?
The Aspect EMC team is working with their Concerto counterparts on the integration process, with Jim Reagan the team leader for Aspect and Mike Provenzano (Concerto CFO) for Concerto. The first key step was the creation of core integration teams that will be responsible for driving the integration process. Employees may be brought in at various stages of the integration process for insight, feedback, and recommendations. Once the integration teams are established and some preliminary work is completed, we will be able to provide you with a more detailed timeline highlighting key activities during the integration phase.
Do we need Concerto’s approval for new initiatives?
Every new initiative will be carefully reviewed and will require the approval of your EMC member and Gary Barnett. In addition, we have agreed with Concerto in the Merger Agreement that we will obtain their approval for certain actions and expenditures.
Can we see an organizational chart from Concerto?
We are unable to provide that level of detail at this time. Please access Concerto’s website for a listing of executives and their backgrounds.
I’d like to know more about Concerto’s culture.
Concerto’s culture is very similar to Aspect’s. Concerto’s corporate values are: Initiative, Respect, Priorities, Progressive Improvement, Open Communication & Feedback, Achievement & Recognition and Doing the Right Thing.

Could another company outbid Concerto’s offer to Aspect?
It is not appropriate for us to speculate on what other companies may or may not do. We recommend that you read the proxy statement when filed with the SEC, as it will outline the process undertaken by the Company and its Board of Directors in seeking and evaluating the strategic alternatives available to Aspect.
Why is this good for our company?
The combined company will be the largest company solely focused on contact center products and services. It will be the leader in providing solutions offering workforce management and outbound dialing functionality; it will have leading positions in unified contact center software, multi-channel automatic call distributors (ACD), performance analytics and virtual contact centers. The combined company, with its greater resources and scale, will be better able to deliver integrated solutions to customers and to compete with smaller and larger companies in our consolidating markets.
When will the merger be completed? How long will it take?
Now that the two companies have announced a definitive agreement, the transaction must receive regulatory and other approvals, including approval of Aspect’s shareholders. The transaction is expected to close in Fall 2005, as early as September 2005.
Will Aspect’s stock continue to be actively traded on Nasdaq?
Yes. Aspect’s stock will continue to be traded on Nasdaq until the merger is completed.
It sounds as if Concerto purchased Aspect. Is this a merger or an acquisition?
Concerto has agreed, subject to the conditions in the Merger Agreement, to purchase all of the outstanding shares of Aspect resulting in Aspect becoming privately held. However, both Aspect and Concerto believe that this transaction is in the best interest of both companies and that the end result will be a unique entity. Designated teams from each of Aspect and Concerto will work closely together during the integration planning process to ensure a smooth and effective transition, retaining the best talent from both organizations that fits the new organizational requirements.
Who will be leading the new company, Aspect or Concerto?
The combined company will be headed by Jim Foy, the President and CEO of Concerto. Gary Barnett is expected to be a member of the Executive Management Team. As we go through integration planning, the members of the combined executive team will be finalized. We will communicate the entire executive team as those decisions are made.
What will be the name of the combined company?
At this point we have not decided on a name for the combined company. We will be conducting thorough research on the final company name in an effort to maximize brand recognition in a cluttered technology market.
Is there any intention to bring the resulting company public?
We understand that Concerto believes that with the commitment from its investors, strategic direction and focus, there is a very solid platform for successfully executing on its business strategy. Whether that results in a future public offering will need to be decided as and when appropriate, based on operating results and strategic goals and efforts in the future. It is impossible to predict at this point.

What can employees expect in the interim between the signing of the Merger Agreement and the completion of the merger?
In this interim time period, both companies shall continue to operate as stand-alone entities and the management of both companies shall work together to develop the integration plan in anticipation of the pending successful merger into one company. We will keep all employees informed as approvals are obtained and the timing of the closing becomes more certain.
What should I be doing during the transition?
It will be business as usual until the close of the transaction. Both companies will operate as independent and separate entities during this period and you should conduct your work as usual. We are asking Aspect employees to maintain their current activities, focus, commitment, and energy level throughout the transition and (eventually) integration. No integration plans can be implemented during the transition period. Please speak with your manager if you have any questions or concerns about your current activities during the transition period.
I was unable to call into the all employee meeting. Is there a recording?
The all employee meeting was not recorded. The slide presentation will be posted to AspectNet.

QUESTIONS & ANSWERS
Customers/Partners/Sales
Last Updated: 7.25.05
Will we continue to host eBiz in 2005? NEW – 7.25.05
We are currently planning to host eBiz 2005 as planned in New Orleans, October 16-19. Concerto has a user group meeting scheduled for mid-September and we understand that they are evaluating the feasibility of rescheduling the event to coincide with eBiz. Each event will still be conducted separately and details on the actual agenda for each meeting still need to be developed and will be provided separately.
Will commission plans for Sales be redesigned as a result of the merger?
Sales employees will remain on the Aspect sales commission plan at least through the completion of the transaction. At this time, it is not known if the plan will change when the merger is finalized.
Will we still have President’s Club?
Aspect and Concerto both have President’s Club events. We will still have President’s Club, although the place where the event will be held is not yet determined.
What does this do to the partnership with SER? Specifically, what will happen to impending installations of SER products?
Installations and sales should continue business as usual until the transaction is completed. We sell SER as an Aspect product (OEM arrangement). We will continue to keep our contractual commitments.
What will happen with Aspect’s partners? Will contracts be voided, eliminated, or renewed with the new company?
Aspect’s and Concerto’s partner relationships will be assessed during the integration planning to ensure that partners to both companies are strategically aligned.
Who are Concerto’s partners and resellers?
We are unable to provide this information until the merger is closed due to legal requirements that govern sales activities during the integration planning period.

QUESTIONS & ANSWERS
Staffing
Last Updated: 7.25.05
What has been the average percentage of employees retained from the previous Concerto acquisitions? NEW – 7.25.05
We are unable to provide this type of information at this time. However, it remains the goal of Aspect and Concerto to carefully evaluate the skill sets required to achieve the goals of the combined company, and select employees who best fit the new organizational requirements.
Can we volunteer to be selected for the layoff and eligibility for the separation package? NEW – 7.25.05
Aspect and Concerto are carefully evaluating the skill sets required to achieve the goals of the combined company. We are not offering a volunteer program as this may not meet the necessary skill set/geographic requirements.
Who will be making the staffing decisions? How do I tell about other areas of expertise in my background that may be beneficial as these decisions are made? NEW – 7.25.05
The EMC members are working their counterparts at Concerto to identify the combined organizational requirements. The EMC members will engage other managers as appropriate. You should work with your manager to provide additional details regarding your background that may be beneficial.
Historically, has Concerto honored the acquired company’s severance plan? NEW – 7.25.05
We will communicate details of the plans for this transaction as soon as they have been determined.
How much notice will employees receive if their position is eliminated? Will there be severance packages?
Yes, severance will be provided for employees who are included in the workforce reduction actions. At this time, we have not finalized the details of notice periods and/or severance payments for impacted employees. As soon as such details become appropriate to communicate, we will certainly do so.
Will employees be laid off as a result of the merger?
As is the case with most mergers, we anticipate that there will be duplication of certain positions between the two companies and as such there will be a reduction in the overall number of people between Aspect and Concerto. Both companies are committed to retaining the employees from each company who will best fit the new organizational requirements, ensuring a fair process, and making it a smooth transition for employees of both companies.
How many people will be let go right away?
While some layoffs are expected, we do not anticipate any immediate layoffs as a result of the merger announcement and most reductions will not take place until we receive final approval for the pending transaction.

Will there be changes in either company’s management? Who will lead the new company?
The intention is that the new executive team will include individuals from both Aspect and Concerto, ensuring the company remains true to the vision guiding both companies and a smoother overall transition. It is known that Jim Foy, Concerto’s current President and Chief Executive Officer, will continue in this role for the combined company. Gary Barnett is expected to become a member of the Executive Management Team. As more decisions are made regarding executive assignments, they will be communicated.
How will staffing at various levels throughout the company be determined?
Both companies are committed to retaining the employees from each company who will best fit the new organizational requirements. The integration planning process will be conducted by people from both companies, ensuring a fair process and making it a smooth transition for employees of both companies.
What will happen to overlapping positions? To my manager?
It is too early to say what specific staffing changes will occur. We’ll keep you updated about any staffing changes that affect you. For now, it’s business as usual.
When will I know if I have a job with the new company?
Our goal is to have all organizational decisions completed at or shortly after the closing of the transaction, currently anticipated for Fall 2005, and as early as September.